Exhibit 99.2

Shuttle Pharmaceuticals Enter Research Agreement with Georgetown University for Testing of Small Molecule Radiation Sensitizers and Immune Activation Candidates

ROCKVILLE, Md., March 22, 2023 — Shuttle Pharmaceuticals Holdings, Inc. (Nasdaq: SHPH), a discovery and development stage specialty pharmaceutical company focused on improving the outcomes of cancer patients treated with radiation therapy (RT), today announced it has entered a research agreement with Georgetown University focused on the evaluation of the Company’s lead HDAC6 inhibitor candidate, SP-2-225, evaluating the anti-tumor effect of the combination of SP-2-225 and RT in a syngeneic breast cancer model. The pre-clinical work outlined in the research agreement with Georgetown will support the Company’s IND-enabling studies in 2023 with a goal to submit an investigational new drug application (IND) for the selective HDAC6 inhibitor and initiation of a Phase I clinical trial in 2024.

Shuttle Pharmaceuticals has a longstanding strategic relationship with Georgetown University having been founded by Georgetown University Medical School faculty members. Alejandro Villagra, Ph.D., an associate professor at Georgetown University and member of the Shuttle scientific advisory board, will lead research efforts under the agreement. Dr. Villagra has expertise in cellular signaling pathways, epigenetics and immunology.

SP-2-225 is Shuttle Pharma’s pre-clinical class IIb selective HDAC inhibitorunder development for regulating the immune system after RT. With the introduction of check-point inhibitors, CAR-T therapies and personalized medicine in cancer, regulation of the immune response following RT is of significant clinical and commercial interest.

Shuttle Pharma’s platform of sensitizers offers a pipeline of product candidates designed to address the urgent clinical need for new radiation sensitizer agents. In addition to the HDAC inhibitor candidates, the Company’s pipeline includes Ropidoxuridine, its lead clinical sensitizer drug candidate, to sensitize rapidly growing cancer cells which is advancing towards Phase II clinical testing in brain cancer patients undergoing radiation therapy.

“We are excited to extend and strengthen our collaboration with Dr. Villagra and Georgetown University to further evaluate our lead HDAC6 inhibitor candidate, SP-2-225,” commented Shuttle Pharma’s Chairman and CEO, Anatoly Dritschilo, M.D. “Our goal is to build upon our leadership position in radiation sensitization, a market which is experiencing dynamic growth through the development of new radiation technology, the introduction of new agents, and growth in the number of diagnosed patients who may benefit from these treatments.”

About Shuttle Pharmaceuticals

Founded in 2012 by faculty members of the Georgetown University Medical Center, Shuttle Pharmaceuticals is a discovery and development stage specialty pharmaceutical company focused on improving the outcomes for cancer patients treated with radiation therapy (RT). Our mission is to improve the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of RT while limiting the side effects of radiation in cancer treatment. Although RT is a proven modality for treating cancers, by developing radiation sensitizers, we aim to increase cancer cure rates, prolong patient survival and improve quality of life when used as a primary treatment or in combination with surgery, chemotherapy and immunotherapy. For more information, please visit our website at www.shuttlepharma.com.

Safe Harbor Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements concerning the drug manufacturing and planned clinical trials for Ropidoxuridine and the development of our company. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including factors discussed in the “Risk Factors” section of Shuttle Pharma’s Annual Report on Form 10-K for the year ending December 31, 2022, as filed with the SEC on March 15, 2023, or any subsequent SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, Shuttle Pharmaceuticals specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Shuttle Pharmaceuticals

Anatoly Dritschilo, M.D., CEO

240-403-4212

info@shuttlepharma.com

Investor Contacts

Lytham Partners, LLC

Robert Blum

602-889-9700

shph@lythampartners.com